EXHIBIT 99.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)(1)

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of Rainmaker Worldwide Inc., and any amendments thereto, shall be filed jointly on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Each of the undersigned acknowledges that each person shall be responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, but shall not be responsible for the completeness or accuracy of the information concerning any other person making the filing, except to the extent such person knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in counterparts and is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended. A copy of this Joint Filing Agreement shall be filed as an exhibit to the Schedule 13D.

Dated: September 18, 2026

LARCHWOOD MANAGEMENT PARTNERS INC.

/s/ Michael John O’Connor	By:	/s/ Michael John O’Connor
MICHAEL JOHN O’CONNOR	Name:	Michael John O’Connor
Individually	Title:	President and CEO